Exhibit 5.1

[Jones Day Letterhead]

April 18, 2012

Omnicom Group Inc.

437 Madison Avenue

New York, New York 10022

Omnicom Capital Inc.

One East Weaver Street

Greenwich, CT 06831

Omnicom Finance Inc.

437 Madison Avenue

New York, New York 10022

Re:	$750,000,000 Aggregate Principal Amount of 3.625% Senior Notes Due 2022 of Omnicom Group Inc, Omnicom Capital Inc. and Omnicom Finance Inc. Offered through Underwriters

Ladies and Gentlemen:

We are acting as counsel for Omnicom Group Inc., a New York corporation (“OGI”), Omnicom Capital Inc., a Connecticut corporation (“OCI”), and Omnicom Finance Inc., a Delaware corporation (“OFI,” and together with OGI and OCI, the “Issuers”), in connection with the issuance and sale of $750,000,000 aggregate principal amount of 3.625% Senior Notes due 2022 (the “Notes”) of the Issuers, pursuant to the Underwriting Agreement, dated as of April 18, 2012 (the “Underwriting Agreement”), entered into by and among the Issuers and Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, acting as representatives of the several underwriters named therein (collectively, the “Underwriters”). The Notes will be issued pursuant to an indenture, dated as of July 1, 2009 (as supplemented or otherwise modified by the third supplemental indenture, to be entered into, the “Indenture”), by and among the Issuers and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”). OCI and OFI’s obligations under the Notes will be guaranteed by OGI (the “Guarantee”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. The Notes, when they are executed by the Issuers and authenticated by the Trustee in accordance with the Indenture and issued and delivered to the Underwriters against payment therefor in accordance with the terms of the Underwriting Agreement, will constitute valid and binding obligations of the Issuers.

Omnicom Group Inc.

Omnicom Capital Inc.

Omnicom Finance Inc.

April 18, 2012

2. The Guarantee, when it is executed by OGI and authenticated by the Trustee in accordance with the Indenture and issued and delivered to the Underwriters in accordance with the terms of the Underwriting Agreement, will constitute a valid and binding obligation of OGI.

For purposes of the opinions expressed herein, we have assumed that (i) the definitive terms of the Notes will be established in accordance with the provisions of the Indenture, (ii) the Indenture will be duly executed and delivered by the Issuers, and (iii) the Trustee will authorize, execute and deliver the Indenture and the Indenture will be the valid, binding and enforceable obligation of the Trustee.

For the purposes of our opinion set forth in paragraph 1 with respect to OCI, we assume that (a) OCI is a corporation existing and in good standing under the laws of the State of Connecticut, (b) the Indenture and the Notes have been or will have been (i) authorized by all necessary corporate action of OCI and (ii) executed and delivered by OCI under the laws of the State of Connecticut, and (c) the execution, delivery, performance and compliance with the terms and provisions of the Indenture and the Notes by OCI do not violate or conflict with the laws of the State of Connecticut or any rule, regulation, order, decree, judgment, instrument or agreement binding upon or applicable to it or its properties.

The opinions expressed herein are limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Issuers and others. The opinions expressed herein are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form S-3 (Registration No. 333-179573) (the “Registration Statement”), filed by the Issuers to effect the registration of the Notes under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the caption “Validity of Securities” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day